Rhinebeck Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2020

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 30, 2020 /PRNewswire/ Rhinebeck Bancorp, Inc., (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2020 of $1.3 million ($0.13 per basic and diluted share), which was $127,000, or 10.4%, more than the comparable prior year period, and net income for the six months ended June 30, 2020 of $2.4 million ($0.23 per basic and diluted share), which was $291,000, or 13.6%, greater than the same period last year.

On January 16, 2019, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC into a two-tier mutual holding company form of organization.  The Company sold 4,787,315 shares of common stock at a price of $10.00 per share, for net proceeds of $46.0 million, and issued 6,345,975 shares to Rhinebeck Bancorp, MHC. The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at and for the periods after January 16, 2019.

COVID-19 Impact

Operational Readiness. Since mid-March, the Company and the Bank have felt the impact of this global pandemic. In response to the state of emergency, the Bank had temporarily suspended lobby services, which were re-opened on June 1, 2020. Drive-thru, mobile, and online banking had become the Bank’s primary channels of serving customers during that time and remain important channels as New York State moves through phases of reopening. Various operational measures remain in effect to encourage social distancing and enhanced cleaning and sanitizing procedures continue at all office, drive-thru locations and ATM terminals. A Work Place Safety Program was established in May to demonstrate the Bank’s commitment to providing employees a safe and healthy work place. A phased/staggered return of non-branch staff began in June and will continue over the next several months. The wearing of face masks is now mandatory in all Bank locations and employee wellness is monitored daily. We continue to watch the latest COVID-19 developments and are following guidance provided by the Centers for Disease Control, as well as federal, state and local agencies.

Paycheck Protection Program. As part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, the Payroll Protection Program (“PPP”) Loan Program allocated $660 billion in funds to assist small businesses. Rhinebeck Bank, as a qualified U.S. Small Business Administration (“SBA”) lender, is an authorized participant in this program.

As of June 29, 2020, we had received 673 applications for $90.2 million of loans under the PPP. We received SBA approval for 651 applications totaling $89.3 million and we had funded 647 loans for $88.7 million. To fund the additional loan demand, the Bank became a participant in the Federal Reserve’s Payroll Protection Program Lending Facility which allowed us to present these loans as collateral for 100% principal funding at the Federal Reserve’s discount window. The term of these loans mirrored the actual maturity of the underlying collateral and have a fixed interest rate of 0.35%. As of June 30, 2020, we had received $70.1 million in such funding and have paid back all but $12.1 million, as concerns for liquidity during this period have been less than initial expectations.

Loan Deferrals.  As of June 29, 2020, the Bank had received 2,289 deferral requests from 1,986 customers. Although the final amount of payments deferred is not known until the deferral application is completed by collections staff, approximately $4.9 million of payments have been deferred. Of these deferrals, 155 were for agency backed service mortgages representing $741,000 in payments.

Other financial highlights:

●	Total assets grew $154.4 million, or 15.9%, to $1.1 billion at June 30, 2020 from $973.9 million at December 31, 2019.

●	Gross loans increased $99.3 million, or 12.6%, to $888.8 million at June 30, 2020 from $789.5 million at December 31, 2019.

●	Total deposit balances were $910.0 million at June 30, 2020, increasing $136.7 million, or 17.7%, from $773.3 million at December 31, 2019.

●	Our efficiency ratio improved 16.3%, falling to 63.07% for the second quarter of 2020 from 75.35% in the same quarter of 2019. On a year to date basis, our efficiency ratio improved 11.1% falling to 68.25% for the six months ended June 30, 2020 from 76.79% over the same period in 2019.

Michael J. Quinn, President and Chief Executive Officer, said: “The COVID-19 pandemic has impacted the Bank’s mid-year earnings.  Economic uncertainties resulted in larger than expected additions to our loan loss provisions, mainly based on qualitative factors.  We remain committed to our plan for asset growth, increasing efficiencies, and to continue improvements in the underlying earnings outlook of the Bank.  I commend our staff for all their efforts during this difficult time in meeting our customers’ needs.”

Income Statement Analysis

Net interest income increased $1.1 million, or 13.3%, to $9.0 million for the three months ended June 30, 2020, from $7.9 million for the three months ended June 30, 2019. Year to date net interest income increased $1.8 million or 11.7%, to $17.3 million when compared to $15.5 million for the prior year six-month period. The increase in interest income was mostly driven by higher interest-earning asset balances. This additional revenue was offset by decreases in deposit pricing and borrowing costs that were primarily driven by competitive market forces and the changing interest rate environment.

Our net interest margin declined 34 basis points to 3.41% for the three months ended June 30, 2020 when compared to 3.75% for the same prior year quarter. Year to date, the net interest margin decreased 26 basis points to 3.51% for the six months ended June 30, 2020 from 3.77% for the same period in 2019. The decline in the net interest margin was primarily due to lower earning asset yields which have fallen due to the significant decline in the interest rate environment and the addition of lower yielding PPP loans. The total cost of funds also decreased due to reduced costs on interest-bearing deposits and borrowings.

We recorded a provision for loan losses of $2.3 million for the second quarter of 2020 as compared to $780,000 for the comparable prior year period. The provision was $3.5 million for the six months ended June 30, 2020, an increase of $1.9 million, or 121.5% as compared to the six months ended June 30, 2019. The increase in the provision was mainly attributable to the significant negative impact of the change in qualitative factors reflecting the diminished economic environment resulting from the COVID-19 pandemic and the resultant risk the pandemic poses for the Bank’s borrowers, which, more than likely, will lead to some credit quality deterioration. The increase in our loan loss allowance related to the economic environment was based, in major part, on the amount of loans to borrowers that had their loan payments deferred because they had been negatively impacted by the pandemic. Net charge-offs for the quarter ended June 30, 2020 totaled $303,000 compared to $105,000 for the respective period in 2019. For the six-month period ended June 30, 2020, net charge-offs were $837,000, an increase of $489,000, or 140.5%, when compared to the comparative 2019 period. The increase was due to higher charge-offs in our indirect automobile book which grew by $27.1 million, or 8.0%, in loan balances between periods and was further impacted by the economic environment as a result of the COVID-19 pandemic.

Non-interest income totaled $1.8 million for the three months ended June 30, 2020; an increase of $317,000, or 22.1%, from the comparable period in the prior year. Net gain on the sale of loans increased $690,000, or 274.9% which was offset by a $219,000 decrease in service charges on deposit accounts, a $79,000 decrease in investment advisory income and a $110,000 decrease in other non-interest income. Non-interest income increased $613,000, or 22.7%, to $3.3 million for the six months ended June 30, 2020. In the six months ended June 30, 2020, net gain on the sale of loans increased $989,000, or 237.2% while investment advisory income increased $20,000 to $562,000. These increases were offset by a $265,000 decrease in service charges on deposit accounts and a $124,000 decrease in other non-interest income affected primarily by the amortization of mortgage servicing rights.

For the second quarter of 2020, non-interest expenses decreased $283,000, or 4.0%, to $6.8 million over the comparable 2019 period.  The decrease was primarily due to decreased automobile loan expenses as automobile lending volume decreased as a result of COVID-19. Fees such as dealer loan fees, appraisal and loan review fees were all substantially lower during the second quarter of 2020. For the six months ended June 30, 2020, non-interest expenses increased $98,000, or 0.7%, to $14.1 million over the comparative six-month period in 2019. Salaries and benefits increased $317,000, or 4.0%, which was primarily attributable to annual merit increases, production incentives and employee benefit expense increases. This increase was substantially offset by the decreased automobile loan fees described above.

Balance Sheet Analysis

Total assets were $1.1 billion at June 30, 2020, representing an increase of $154.4 million, or 15.9%, from $973.9 million at December 31, 2019. Cash and due from banks increased $62.6 million from December 31, 2019, to $74.6 million, primarily due to an increase in deposits held at the Federal Reserve Bank of New York. Net loans increased $93.8 million, or 11.8%, and included $89.1 million of outstanding SBA PPP loan balances and a $4.9 million increase on our indirect automobile portfolio. Other assets also include the right-of-use asset of $6.5 million at June 30, 2020 due to the adoption of the Accounting Standards Update 2016-02, Leases (Topic 842).

Past due loans increased $5.7 million, or 32.6%, between December 31, 2019 and June 30, 2020 finishing at $23.3 million, or 2.6%, of total loans, up from 2.2% at year-end 2019. During the same timeframe, non-performing assets increased $1.0 million or 9.7%, to $11.3 million. Our reserve as a percentage of total gross loans was 0.96% at June 30, 2020 as compared to 0.75% at December 31, 2019.

During the first six months of 2020, total liabilities increased $150.6 million, or 17.4%, to $1.0 billion, mainly due to a $136.7 million increase in deposits due to the inflow of cash from PPP loans and an apparent flight to safety as investors fled the stock market volatility. The establishment of a $6.5 million lease liability, an increase of $4.8 million in Federal Home Loan Bank and Federal Reserve Bank advances and a $3.3 million increase in mortgagors’ escrow accounts also contributed to the increase in liabilities.

Stockholders' equity increased $3.8 million to $113.7 million at June 30, 2020, primarily due to net income of $2.4 million and a net unrealized gain on available for sale securities. The Company's ratio of average equity to average assets was 10.80% for the six months ended June 30, 2020 and 11.24% for the six months ended June 30, 2019.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative, accounting and regulatory changes that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest and Dividend Income
Interest and fees on loans	$10,569	$9,401	$20,615	$18,116
Interest and dividends on securities	631	713	1,314	1,321
Other income	13	6	24	41
Total interest and dividend income	11,213	10,120	21,953	19,478
Interest Expense
Interest expense on deposits	1,859	1,641	3,876	3,023
Interest expense on borrowings	377	558	779	964
Total interest expense	2,236	2,199	4,655	3,987
Net interest income	8,977	7,921	17,298	15,491
Provision for loan losses	2,255	780	3,455	1,560
Net interest income after provision for loan losses	6,722	7,141	13,843	13,931
Noninterest Income
Service charges on deposit accounts	495	714	1,147	1,412
Net realized loss on sales and calls of securities	—	(40)	(29)	(40)
Net gain on sales of loans	941	251	1,406	417
Increase in cash surrender value of life insurance	96	100	193	200
Other real estate owned income	—	1	—	11
Investment advisory income	250	329	562	542
Other	(32)	78	31	155
Total noninterest income	1,750	1,433	3,310	2,697
Noninterest Expense
Salaries and employee benefits	3,995	3,942	8,147	7,830
Occupancy	878	898	1,728	1,793
Data processing	361	343	715	650
Professional fees	353	360	675	626
Marketing	82	147	225	302
FDIC deposit insurance and other insurance	197	147	365	288
Other real estate owned expense	9	(1)	26	38
Amortization of intangible assets	10	11	21	22
Other	880	1,201	2,162	2,417
Total noninterest expense	6,765	7,048	14,064	13,966
Income before income taxes	1,707	1,526	3,089	2,662
Provision for income taxes	359	305	666	530
Net income	$1,348	$1,221	$2,423	$2,132

Earnings per common share:
Basic	$0.13	$0.11	$0.23	$0.20
Diluted	$0.13	$0.11	$0.23	$0.20

Weighted average shares outstanding, basic	10,726,867	10,705,047	10,724,140	10,702,320
Weighted average shares outstanding, diluted	10,726,867	10,705,047	10,724,140	10,702,320

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
Assets
Cash and due from banks	$74,574	$11,978
Available for sale securities (at fair value)	105,138	114,832
Loans receivable (net of allowance for loan losses of $8,572 and $5,954, respectively)	887,320	793,471
Federal Home Loan Bank stock	3,162	3,435
Accrued interest receivable	3,676	2,903
Cash surrender value of life insurance	18,650	18,457
Deferred tax assets (net of valuation allowance of $1,582 and $1,202, respectively)	3,033	2,255
Premises and equipment, net	18,622	18,338
Other real estate owned	1,178	1,417
Goodwill	1,410	1,410
Intangible assets, net	220	241
Other assets	11,347	5,209
Total assets	$1,128,330	$973,946
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$247,800	$179,236
Interest bearing	662,239	594,107
Total deposits	910,039	773,343

Mortgagors’ escrow accounts	11,366	8,106
Advances from the Federal Home Loan Bank	59,016	66,304
Federal Reserve Bank borrowings	12,080	—
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	16,994	11,156
Total liabilities	1,014,650	864,064

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	111
Additional paid-in capital	45,852	45,869
Unearned common stock held by the employee stock ownership plan ("ESOP")	(4,037)	(4,146)
Retained earnings	74,575	72,152
Accumulated other comprehensive loss:
Net unrealized gain (loss) on available for sale securities, net of taxes	1,842	(195)
Defined benefit pension plan, net of taxes	(4,663)	(3,909)
Total accumulated other comprehensive loss	(2,821)	(4,104)
Total stockholders’ equity	113,680	109,882
Total liabilities and stockholders’ equity	$1,128,330	$973,946

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2020	2019	2020	2019	2019

Performance Ratios (1):

Return on average assets (2)	0.48%	0.54%	0.46%	0.49%	0.65%
Return on average equity (3)	4.73%	4.71%	4.29%	4.34%	5.73%
Net interest margin (4)	3.41%	3.75%	3.51%	3.77%	3.76%
Efficiency ratio (5)	63.07%	75.35%	68.25%	76.79%	73.73%
Average interest-earning assets to average interest-bearing liabilities	139.72%	136.49%	137.89%	137.65%	137.50%
Total gross loans to total deposits	97.66%	102.65%	97.66%	102.65%	102.09%
Average equity to average assets (6)	10.26%	11.54%	10.80%	11.24%	11.42%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.96%	1.07%	0.96%	1.07%	0.75%
Allowance for loan losses as a percent of non-performing loans	84.35%	127.77%	84.35%	127.77%	66.74%
Net charge-offs to average outstanding loans during the period	0.03%	0.01%	0.10%	0.05%	0.43%
Non-performing loans as a percent of total gross loans	1.14%	0.84%	1.14%	0.84%	1.13%
Non-performing assets as a percent of total assets	1.01%	0.85%	1.01%	0.85%	1.06%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.30%	12.62%	12.30%	12.62%	12.13%
Total capital (to risk-weighted assets)	13.29%	13.62%	13.29%	13.62%	12.83%
Common equity Tier 1 capital (to risk-weighted assets)	12.30%	12.62%	12.30%	12.62%	12.13%
Tier 1 leverage ratio (to average total assets)	9.80%	11.04%	9.80%	11.04%	10.84%

(1)	Performance ratios for the three and six months ended June 30, 2020 and 2019 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com